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Explanatory Note
This filing consists of the transcript of a conference call held by Synthesis Energy Systems, Inc. (the “Company”) on November 9, 2011 at 8:30 AM Eastern time to review the Company’s financial results for its fiscal first quarter ended September 30, 2011 and provide an update on corporate developments. There was also a webcast of the call available through the Company’s website, http://www.synthesisenergy.com/. An archived version of the webcast will be available on the Company’s website through December 9, 2011. A telephone replay of the conference call will be available approximately one hour after the completion of the call through December 9, 2011. Domestic callers can access the replay by dialing (877) 344-7529. International callers should dial (412) 317-0088. The PIN access number for the replay is 10006011#.
Additional Information
In connection with the proposed transaction among the Company, Zhongjixuan Investment Management Company Ltd. and China Energy Industry Holding Group Co., Ltd., the Company intends to file a preliminary and definitive proxy statement with the SEC and to mail the definitive proxy statement to the Company’s stockholders. The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information about the transaction will be set forth in the preliminary and definitive proxy statements to be filed by the Company with the SEC.
When available, you may obtain the preliminary and definitive proxy statements for free by visiting EDGAR on the SEC web site at www.sec.gov. Stockholders and investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

SYNTHESIS ENERGY SYSTEMS, INC. “First Quarter 2012 Financial Results Conference Call”

November 9, 2011, 8:30 AM ET
Matthew Haines
Robert Rigdon
Kevin Kelly

OPERATOR:	Good morning, and welcome to the Synthesis Energy Systems, Inc. first quarter 2012 financial results conference call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star, then 1 on your touchtone phone. To withdraw your question, please press star, then 2. Please note this event is being recorded.

I would now like to turn the call over to Matt Haines. Please go ahead.

MATTHEW HAINES:	Thank you. Good morning, and thank you for joining Synthesis Energy Systems’ earnings conference call. Today management will discuss financial results for the fiscal 2012 first quarter ended September 30, 2011, and will provide an update on corporate developments. Following management’s prepared remarks, we will open the line for questions.

Before we begin, I would like to remind you that during this call management will be making forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Although the company believes that in making such forward-looking statements, its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. There can be no assurances that the assumptions upon which these statements are based will prove to have been correct.

Please refer to the company’s annual report on Form 10-K for the year ended June 30, 2011, for further discussion on risk factors. SES’s 10-K and other SEC filings are available on the Security and Exchange Commission’s website at www.sec.gov or on the company’s website at www.synthesisenergy.com.

And now I’ll turn the call over to Robert Rigdon, President and CEO. Robert?

ROBERT RIGDON:	Good morning, and welcome to our first quarter fiscal year 2012 earnings call. I’m speaking to you from our offices in Shanghai, and with me on the call today from our Houston office is Kevin Kelly, our Chief Accounting Officer. It’s been seven weeks since our fiscal 2011 year-end earnings call, and in that short time we have continued to make good progress.

After Kevin reviews our financial results for the first quarter, I will provide an update on our progress regarding our three-pronged strategy comprising technology licensing, equity partnerships and participation in low-cost coal resources. I will also provide an update on the strategic collaboration with ZJX and Yima, our progress resolving the capacity fee payment at the Zao Zhuang joint venture.

However, before I turn the call over to Kevin, I’d like to take a moment to remember Michael Storey, Director of SES for the past six years, as well as a friend and colleague, who recently passed away. Michael enjoyed a long and successful career, and his many contributions to the growth and success of SES during his tenure on the Board and as Chairman of the Compensation Committee and member of both the Audit Committee and the Nominating and Corporate Governance Committee will be missed. We offer our sincere condolences to his family, and in order to fill the roles left behind by Michael’s passing, our Board of Directors has named Harry Rubin as Chairman of the Compensation Committee, Ziwang Xu as a member of the Audit Committee, and Lorenzo Lamadrid as Chairman of the Nominating and Corporate Governance Committee.

And now I’ll turn the call over to Kevin to provide the quarterly financial update. Kevin?

KEVIN KELLY:	Thank you, Robert. For the first quarter of fiscal 2012 ended September 30, 2011, total revenues were $2.5 million, a 54 percent increase compared to the first fiscal quarter of 2011. Product sales from the ZZ joint venture plant increased 57 percent to $2.1 million, compared to $1.4 million for the prior year first quarter. The increase in revenue is primarily due to higher syngas production, as the plant operated for 91 percent of the period compared to 31 percent for the prior year first quarter.

During the quarter ended September 30, 2011, Hai Hua did not pay any of the capacity fees owed and SES did not recognize any capacity fee revenue for the period. As of September 30, the unpaid amount of capacity fees since April totaled approximately $1.5 million, of which $.9 million related to the quarter ended September 30, 2011. We will recognize these revenues in the period when collection of the capacity fees is assured. Robert will be providing more information about this in his update.

Technology licensing and related services revenue for the first fiscal quarter of 2012 increased 50 percent to $307,000, compared to $205,000 for the first quarter of fiscal 2011 and was generated primarily from coal testing services at the ZZ joint venture plant and from engineering studies or prospective technology licensed customers. Cost of sales and plant operating expenses were $3.2 million for the first quarter, versus $1.3 million in the first quarter of fiscal 2011. The increase in the cost of sales and plant operating expenses was due to the ZZ plant’s increased syngas production levels.

G&A expenses were down 7 percent to $3 million for the first quarter of fiscal ‘12, from $3.2 million for the first quarter of fiscal 2011, due to our ongoing focus on controlling these costs. The operating loss for the first quarter was $4.4 million, compared to an operating loss of $3.9 million for the first quarter of fiscal 2011. The increase in operating loss was primarily attributable to the reduction in the ZZ plant’s capacity fee revenues. Had the $.9 million in capacity fees been recognized during the quarter ended September 30, 2011, the operating loss would have been approximately $3.5 million or about 10 percent less than the first quarter of fiscal 2011.

The net loss attributable to stockholders for the first quarter of fiscal ‘12 was $4.5 million, or 9 cents per share, versus $3.7 million, or 8 cents per share, for the prior year’s first quarter. As of September 30, 2011, we had cash and cash equivalents of $27.7 million and working capital of $23.1 million.

And now I’ll turn the call back over to Robert.

ROBERT RIGDON:	Okay. Thanks, Kevin. I would like to start by covering progress over the past few weeks on our China initiatives and focus items. The strategic collaboration with ZJX and Yima continues to progress. I want to give some insight into what has been completed and what steps remain to reach the financial closing of the share purchase agreement. As a Chinese state-owned enterprise, Yima has a series of steps to complete in order to satisfy their internal processes and government approvals required for them to complete the investment to China Energy and SES. Shortly after Yima committed to the investment in China Energy they performed due diligence on SES, and in late October this was completed.

Yima is now reviewing the results of the due diligence with the leading body of the company. Our team has been very closely involved in supporting the due diligence, and although Yima has not completed its internal review with their leading body, we have received encouraging preliminary feedback regarding the due diligence. Once the due diligence review process is completed, documentation will be finalized and submitted to the Henan State Asset Bureau and then to the Henan National Development and Reform Committee for key approvals.

There are also two other steps which we expect to be conducted in parallel after these first two key approvals are completed. These involve the Henan Ministry of Commerce and the Henan State Administration of Foreign Exchange. Together with ZJX, we’ve been highly engaged with this process, and all parties are working diligently to close.

This week you may have also seen in the news that there was a coal mine accident in Henan Province, China, which involved one of the many mines owned and operated by Yima. As reported by China Daily News, the accident was triggered by a small earthquake in the region and did involve some worker injuries and fatalities. We’ve expressed our deepest sympathy to the chairman of Yima now — and now we expect that this incident may consume some of the attention of the Yima leadership for a period of time, and the impact, if any, on our timing to close the ZJX Yima financing remains to be determined.

Moving on to Zao Zhuang, our joint venture project and progress related to recovering the unpaid capacity fees from Hai Hua reported on the last call, our China team has put an enormous effort into developing a solution for the joint venture that could create an improved operation for both ZZ and the Hai Hua methanol production unit which buys our syngas.

There were a series of technical workouts and joint financial analysis with Hai Hua. We believe we now have a viable solution that does more than address the unpaid capacity fees but rather has the potential to be a positive arrangement for both parties, which could result in the ZZ joint venture achieving significantly improved profitability. The arrangement involves a combination of technical improvements to the Hai Hua methanol unit operation that had been identified by the SES engineering team combined with restructuring the business agreements to create a technically and commercially integrated syngas to methanol operation where both Hai Hua and the ZZ joint venture would share in the margins on methanol sales, which, by the way, have been increasing in price over the past year and have been currently selling between $2,900 and $3,100 RMB per ton.

I want to be clear that we still have more negotiations remaining with Hai Hua to successfully complete the restructured deal agreements. However, we’ve been exchanging terms and both sides are actively pursuing this solution. I’m encouraged at the prospect of this arrangement as it has the potential to transform the ZZ joint venture’s financials such as ZZ could contribute meaningful earnings to our China business.

And in addition to this development, we are nearing completion on a syngas sales agreement between the ZZ joint venture and Zao Zhuang Mining Group for the sale of syngas to an ethylene glycol pilot unit, which Zao Zhuang Mining Group intends to build next year adjacent to our ZZ facility. The amount of syngas contemplated in the agreement ranges from about 15 percent to 30 percent of the full-load capacity of the ZZ joint venture, and we’re naturally encouraged by this opportunity, not only because of the additional gas sales from ZZ but the potential for expanding this first step into a larger opportunity with Zao Zhuang Mining Group for a full-scale glycol production facility in the future.

Some of the pricing terms for syngas sales in this agreement are interrelated with the final outcome of restructuring the business agreements between Zao Zhuang joint venture and Hai Hua, and therefore our expectation is that this agreement could be completed at roughly the same time we complete the restructuring of the Zao Zhuang joint venture business with Hai Hua. So I’m encouraged with the progress we’ve made by our China team over the past few weeks to improve our Zao Zhuang joint venture business.

Now let me briefly cover our Yima joint venture project. The construction of the plant is on track for a mid-2012 completion of syngas generation, and activity is ramping up on installing equipment as many of the equipment components are starting to arrive onsite. The civil work is now over 90 percent complete, and we will soon be moving into the phase where major piping systems will be installed. I visited the gasifier manufacturing facility earlier this week and was able to inspect the gasifier manufacturing process firsthand. All three gasifiers are nearing completion now and will be shipped to the site for final assembly and installation.

I’m also planning to make a site visit while I’m in China over the next couple of weeks and take a look at the progress firsthand at the project. We’re hoping for a cooperative winter season this year so that we can continue our progress uninterrupted. Also, for your reference, we have posted some new photos on our website of the project’s construction status and the gasifier reactors in manufacturing.

Before I move away from China, I would like to update everyone on other areas of progress we’re making in the region. ZJX has actually been engaged actively with our business team in China for the past several weeks beyond just the work required to complete financial closing of the share purchase agreement. Together we’ve been aggressively pursuing opportunities that are intended to define the launch of our strategic collaboration post-closing.

To this point we are making progress, particularly in the area of SNG-producing projects. We have recently signed a project investment and cooperation agreement for a joint development of an SNG project in Inner Mongolia. This is an early-stage project origination and development effort which includes the potential for SES to have a carried interest in the associated coal mine resource for that project. The project owners also have received the expression of intent from one of the major Chinese state-owned enterprises for SNG offtake.

We’re also making good progress on completing a letter of intent for a second SNG project in China that would include an integrated coal resource as well and has the support by another one of the large state-owned enterprises for gas offtake, and although both of these projects are in the very early stages of project origination and commercial development and a significant amount of work remains for ZJX and SES to advance the projects to completion of definitive agreements, we are encouraged with the potential of these opportunities.

Now, in addition to this, we continue to advance our technology position with a company called YYCC in China, who’s a major ammonia producer for converting their old style fixed-bed gasifier projects to advanced U-GAS gasifiers. This opportunity has the potential to provide SES with licensing revenue, equipment sales, and participation in the improved cost position of that business. The economics on these gasifier conversion projects are driven very simply by coal price. There are literally thousands of these old fixed-style bed gasifiers operating across China, making syngas for ammonia production, and many of those projects must use very high-grade, actually anthracite coals, priced today around $280 a ton. With our U-GAS technology, they would be able to access waste coals, high-ash coals and coal discards in the $50 to $60 range, thereby making very meaningful improvements in the cost of ammonia production.

In India, our work together with Zuari Industries continues to progress, and we have identified opportunities where our U-GAS technology can be integrated into industrial projects there. We have also continued to work together to incorporate the use of Zuari’s wholly-owned engineering company, SimonIndia, for technical services related to the potential SES projects in India. SES, Zuari and Simon have together developed an updated review of the potential for readily achievable projects based on our gasification technology there. The result of this review is being used as the basis for a value for establishing a business platform whereby we may realize the potential of our technology in that region.

Now, as previously reported, we are engaged with Ambre Energy on a detailed paid feasibility study for producing synthetic gasoline from low-rank, low-cost Australian coal. Under the technical study agreement signed this past August, we’ve been developing a preliminary gasification design to support Ambre’s development of a planned coal to liquids project in Queensland, Australia, called Ambre CTL. Ambre intends to integrate our technical study with its project development work on the overall Ambre CTL project. We’ve been working closely with Ambre, and we believe they are progressing the development of their project quite well. If Ambre continues on track with its current project development and funding efforts, then this project has the potential to generate near-term and meaningful licensing earnings for SES.

Lastly, I want to make a few comments about our joint venture, SES Resource Solutions. The joint venture team has been very actively engaged in locating sources of low-quality coals and originating the integrated project concepts that would utilize these coals. A good deal of early-stage business planning work has now been completed by the joint venture team, and we expect the joint venture to move into aggressive business development of select integrated coal resource project opportunities, and to this point the JV has identified SNG in Asian markets as one of the primary focus segments for the early projects. Based on our business planning work, we are expecting to see substantive progress in 2012, and I look forward to providing those updates as the business develops.

Securing and integrating low-quality coal resources through implementation of our technology is a key value driver for SES in this segment of coal gasification, and we believe this approach has the potential to generate shorter term license earnings while creating long-term value through unlocking the potential in very low-cost coal resources.

Overall, SES is becoming increasingly well positioned to generate operational success from our projects, as well as creating much larger value through our partnerships. Based on our accomplishments to date and the many positive customer and partner discussions we’re having throughout the various parts of our business, our team believes that our technology is developing a strong and growing reputation as the technology of choice for the conversion of low-rank, low-cost coals into high-value products.

In closing, we continue to make good progress executing on our three-prong strategy comprising licensing, equity partnerships, and participation in low-cost coal resources. We are also working smartly to build near-term revenue streams via the restructured Zao Zhuang joint venture plant, the Yima plant syngas production coming online in mid-2012, and the licensing opportunities currently under development. In addition to the near-term revenue and earnings focus, the big value creation opportunities are gaining momentum as well via our ZJX Yima collaboration, which helps accelerate our business in China and our India initiative and the SES Resource Solutions activity. So we look forward to providing additional details of our accomplishments as we move through fiscal 2012.

At this point, this concludes our management update for the first quarter 2012. Operator, you can open the call for questions now.

OPERATOR:	We will now begin the question and answer session. To ask a question, you may press star, then 1 on your touchtone phone. If you’re using a speaker phone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then 2. At this time, we will pause momentarily to assemble our roster.

Our first question comes from Robert Smith of Center for Performance Investment. Please go ahead.

ROBERT SMITH:	Hi. I don’t know what time it is in Shanghai, but it’s about 8:30 here. Good morning.

ROBERT RIGDON:	Good morning, Bob. It’s late here. It’s almost 10:00, by the way.

ROBERT SMITH:	Uh-huh. So my question is can you give us some order of possible closings? I mean, when do you expect to close first and some kind of a reasonable timeline? I mean, let’s not get too exacting, but just kind of a feel for that. And also, do you expect any change in the burn rate?

ROBERT RIGDON:	Okay. I’m just making some notes here. Look, yeah, on the timelines on the closings, we’ve not changed our target for what we’ve been doing on our big focus item here for the ZJX/Yima transaction, and we’re working very diligently to get that deal done. The other activities that are underway here that I mentioned that we are very encouraged about regarding Zao Zhuang are also actively being discussed and pursued, and we’re expecting those to be done in a very timely manner, Bob, probably in parallel with what’s going on here with ZJX. So these are not long-term things. These are things that are right at hand for us.

Regarding the burn rate, the — we are — we continue to manage our burn rate, and as we progress here, I’m not anticipating a large change at all in our G&A rate. As we go through closing the deal with ZJX, we’ve got quite a bit of work to get underway here in China, but at this point we’re going to keep things the way they are for the foreseeable future.

ROBERT SMITH:	Robert, if I’m correct, you are kind of targeting a closing around the end of the year? Is that — so when you say you’re still on that kind of timeline, is that accurate?

ROBERT RIGDON:	Right. We’ve not — we’ve not — we’ve not changed that target, Bob, and that’s been our target since we brought Yima into this activity this past summer.

ROBERT SMITH:	Okay. From — just from what you suggested earlier, the different things that still had to be tied up, it seemed that — to me, that it might take somewhat longer, but I’m glad to hear what you say.

ROBERT RIGDON:	Yeah. We’re monitoring it very closely, and, you know, this — when this gets into the approvals process, certainly I’m sure we’ll have a little more information, but we have no reason to believe that the approvals process will not move forward in a timely way.

ROBERT SMITH:	How closely should I try and monitor the price movements in coal as an indicator of future projects?

ROBERT RIGDON:	Well, that’s a very good question, actually. What we see here, and this is the key differentiator for SES in this space, is that coal prices, as they go up, are driving interest into — certainly to go and find lower cost coals, and the challenge with the lower cost coals is there just has not been a set of technologies available that can cleanly, you know, deal with these. That’s where we come in, and China is sort of the ground zero for this whole coal price. You know, where China’s got so much coal activity, coal has become very expensive here, and now with technologies like ourselves coming into China, we can open up coals that have not been mined or utilized in the past, such as the lignite coal.

So I think from our perspective, the more that we see pressure on coal prices going up, this is — you know, this drives business towards SES and it drives business towards companies wanting to get into these low-quality coal resources, and it’s actually one of the fundamental reasons why we decided to move forward with this SES Resources joint venture, is to be able to act on this opportunity.

ROBERT SMITH:	Yeah, I was more trying to reference the possibility of coal prices weakening.

ROBERT RIGDON:	Well, frankly — I mean, I guess you’ve always got to look at both sides of the equation, but, frankly, if you study the markets here in Asia, you know, and the growth and demand that’s continuing, coal is going to be a very, very big part of it for the long-term future and —

ROBERT SMITH:	Yeah, I gather that, but I was just wondering about the sensitivity of possible weakening coal prices having an effect on the projects going forward, or the negotiations.

ROBERT RIGDON:	Well, I don’t think, you know, what’s happening in [unintelligible] from sort of a spot price or short term, I would say, perspective would really have any impact. I think that the companies that we do business with have a long-term view of where things are going with coal, and that’s what drives the value creation here in the projects for us.

ROBERT SMITH:	Right. And could you contrast a little doing in business in China and India, one versus the other?

ROBERT RIGDON:	Well, there’s some similarities and some differences. I think the similarities that we see is that there’s just a huge opportunity, really, in both areas for growth. India, like China, I like to — it’s probably not exactly accurate, but I like to sort of characterize India is in the position that China was in maybe 15 years ago in terms of building out the energy infrastructure in the coal gasification space, and because of that there’s a tremendous amount of opportunity in India.

I do think that — so the opportunity is large and similar. I think the way the Indians and the Chinese approach the project decisions are a little different with the central government approach there in China, versus the Indian companies are sort of more autonomous to be able to move forward with their own decisions that way, so — but China tends to move very fast, Bob, with its decisions, and when it decides to build projects and move forward, like the projects that I was just mentioning here on the call, such as SNG projects, China has a track record of undertaking these developments and completing them and getting them built pretty quickly.

India is a little bit of — of emerging into this space. So we’ll see how fast India will move, but we do absolutely see India coming into coal gasification now, and it’s something that in the time I’ve been involved with gasification, India had not been that aggressive into this space, but that has changed in the last couple of years.

ROBERT SMITH:	Robert, I think you mentioned an upstream modification of the technology. I mean, how much does that change the economic model as far as making it more profitable?

ROBERT RIGDON:	The — could you repeat that? An upstream modification — I didn’t quite catch —

ROBERT SMITH:	Well, I thought earlier in the discussion you said that there had been some improvements in the technology, which might change the profitability parameters, or lead to [inaudible].

ROBERT RIGDON:	Oh, oh, oh. I think maybe you’re referring to my comments around the Zao Zhuang plant, and what we’re doing there, Bob, is — the way these projects have been operated in the past is we’ve sort of had our project sitting and generating syngas and it’s sold over the fence to Hai Hua, who’s operating a separate unit to manufacture methanol. We’ve worked together with Hai Hua to go in and look at how do we improve that operation by more tightly integrating these, and actually also our technical team, and this is what I think you may be referring to, did a very deep study of their methanol unit, and we found several areas where we can improve the overall sort of integrated efficiency of our unit with their methanol unit, thus creating the potential for both companies to get more value out of that operation, and then that became the basis of what we’re doing with working to restructure this business agreement now, which is turning out to be — as it looks today, turning out to be a classic sort of a win-win approach here for both Hai Hua and our Zao Zhuang joint venture project.

But that’s what I was referring to, the integration of the two technologies in a more efficient way, ours in the methanol unit at Hai Hua.

ROBERT SMITH:	Okay. Thank you. And it certainly seems like — that you are on the cusp of an exciting future, so let’s keep our fingers crossed. Thanks so much.

ROBERT RIGDON:	Yes. Yes.

ROBERT SMITH:	Good luck.

ROBERT RIGDON:	Thanks.

OPERATOR:	Once again, if you would like to ask a question, please press star, then 1. This concludes our question and answer session. I would like to turn the conference back over to Robert Rigdon for any closing remarks.

ROBERT RIGDON:	Okay. Well, thank you, everybody, for joining us on the call today, and thank you for your questions. Please feel free to contact us if you have any additional questions. And now I’ll turn the call back over to the operator to close it. Thank you.

OPERATOR:	The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.